As filed with the Securities and Exchange Commission on October 3, 2022
Registration Statement File No. 333-207342
Registration Statement File No. 333-218732
Registration Statement File No. 333-228119
Registration Statement File No. 333-231141
Registration Statement File No. 333-231142
Registration Statement File No. 333-208600
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-207342)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-218732)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-228119)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-231141)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-231142)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-208600)
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ALLEGIANCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Texas	26-3564100
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 Greenway Plaza, Suite 110 Houston, Texas 77046 (281) 894-3200	77040
(Address of Principal Executive Offices)	(Zip Code)
Allegiance Bancshares, Inc. 2015 Amended and Restated Stock Awards and Incentive Plan
Post Oak Bancshares, Inc. Stock Option Plan
Allegiance Bancshares, Inc. 2019 Amended and Restated Employee Stock Purchase Plan
Allegiance Bancshares, Inc. 2019 Amended and Restated Stock Awards and Incentive Plan
(Full title of the plan)

Shanna Kuzdzal Senior Executive Vice President, General Counsel Stellar Bancorp, Inc. 9 Greenway Plaza, Suite 110 Houston, Texas 77046	Copy to: Troy L. Harder Bracewell LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002
(Name and address of agent for service)	(713) 223-2300

(281) 894-3200
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES
Allegiance Bancshares, Inc., a Texas corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $1.00 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:
•Registration Statement File No. 333-207342, filed with the SEC on October 8, 2015, registering (i) 394,044 shares reserved for issuance pursuant to grants, options or awards under the Allegiance Bancshares, Inc. 2015 Amended and Restated Stock Awards and Incentive Plan, (ii) 18,530 shares of common stock subject to restrictions pursuant to restricted stock awards granted prior to the date hereof under the Allegiance Bancshares, Inc. 2015 Amended and Restated Stock Awards and Incentive Plan, the restrictions on which have not lapsed and (iii) 947,437 shares of common stock issuable upon the exercise of outstanding time-based options granted prior to the date hereof under the Allegiance Bancshares, Inc. 2015 Amended and Restated Stock Awards and Incentive Plan;
•Registration Statement File No. 333-218732, filed with the SEC on June 14, 2017, registering 440,000 shares of Common Stock issuable under the Allegiance Bancshares, Inc. 2015 Amended and Restated Stock Awards and Incentive Plan;
•Registration Statement File No. 333-228119, filed with the SEC on November 1, 2018, registering 299,352 shares of Common Stock issuable under the Post Oak Bancshares, Inc. Stock Option Plan;
•Registration Statement File No. 333-231141, filed with the SEC on April 30, 2019, registering 100,000 shares of Common Stock issuable under the Allegiance Bancshares, Inc. 2019 Amended and Restated Employee Stock Purchase Plan; and
•Registration Statement File No. 333-231142, filed with the SEC on May 1, 2019, registering 1,300,000 shares of Common Stock issuable under the Allegiance Bancshares, Inc. 2019 Amended and Restated Stock Awards and Incentive Plan.
Pursuant to the Agreement and Plan of Merger, dated as of November 5, 2021, by and between the Registrant and CBTX, Inc., a Texas corporation (“CBTX”), the Registrant merged with and into CBTX (the “Merger”), with CBTX continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger and renamed Stellar Bancorp, Inc. The Merger became effective on October 1, 2022.
In connection with the Merger, any and all offerings of Common Stock pursuant to the Registration Statements have been terminated. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered but remain unsold at the termination of the offering.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 3, 2022.

STELLAR BANCORP, INC. (as successor by merger to Allegiance Bancshares, Inc.)

By:	/s/ Paul P. Egge
Paul P. Egge
Chief Financial Officer
In reliance upon Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.